Exhibit 10.15

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Loan Agreement”) dated effective as of September 8, 2017 (the “Effective Date”) is made and executed by and between Jain Investments, LLC, a Texas limited liability company (the “Lender”) and Arog Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”).

WHEREAS, Lender wishes to provide, and Borrower wishes to accept, certain loans pursuant to reasonable terms as set forth herein.

NOW THEREFORE, in consideration of the premises set forth above and the promises contained herein, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.   Line of Credit. Lender agrees to make available to Borrower an operating line of credit (the “Line of Credit”) in an amount of principal not to exceed Four Million and No/100 Dollars ($4,000,000) (the “Maximum Amount”). Advances shall be made under the Line of Credit only upon written request, signed by an authorized officer of Borrower, specifying in reasonable detail the intended use of the funds and the requested amount of principal to be advanced, up to the Maximum Amount. All funds advanced pursuant to this Section 1 (each an “Advance”) shall be evidenced by the Promissory Note substantially in the form attached hereto as Exhibit A (the “Promissory Note”). Borrower authorizes Lender to endorse on Schedule A to the Promissory Note the date and principal amount of each Advance, with each endorsement to be binding on the Borrower absent manifest error; provided that the failure of Lender to make any such endorsement shall not affect the obligation of Borrower to repay each Advance and to pay interest accrued thereon and other sums payable under the Promissory Note.

2.   First Advance. Upon signing this Agreement, Lender agrees to make a first Advance to Borrower in the amount of One Million and No/100 Dollars ($1,000,000), to be used for general corporate business purposes (the “First Advance”). The First Advance shall bear interest from the date advanced until the date of repayment at a simple interest rate equal to 2.58% per annum. The parties hereby agree and acknowledge that the interest rate of the First Advance set forth herein is consistent with prevailing fair market rates for similar loans. Accrued interest on the First Advance shall be due and payable at maturity. Lender’s calculations of accrued interest on the First Advance shall be binding and conclusive in the absence of manifest error.

3.   Interest. All subsequent Advances after the First Advance under the Line of Credit shall bear interest from the date of such Advance until the date of repayment at such simple annual interest rate as shall be fixed on the date the Advance is made in accordance with the interest rate. Such interest shall be calculated based on a 365-day year and shall be paid from the actual number of days elapsed. Accrued interest on amounts borrowed under this Agreement shall be due and payable at maturity. Lender’s calculations of accrued interest hereunder shall be binding and conclusive in the absence of manifest error.

4.   Repayment. The outstanding principal balance and accrued but unpaid interest under the Promissory Note is due and payable in full upon the demand by Lender. Prior to such demand, Borrower shall have the right, upon payment of all accrued but unpaid interest, to repay without premium or penalty, all or part of the outstanding principal under the Promissory Note. Any such repayment of principal by the Borrower, unless the repayment is the result of a demand for payment in full by the Lender, shall increase the availability of funds which the Borrower may re-borrow up to the Maximum Amount.

5.   Term. The term of this Agreement shall be for a period of ten (10) years from the Effective Date. Thereafter, this Agreement may be renewed for additional five-year terms upon the mutual written consent of both parties. If not renewed, this Agreement shall expire, and the outstanding principal balance of all Advances shall mature and be due and payable in full, together with all interest thereon.

6.   Representations. Borrower makes the following representations and warranties, which shall survive the execution of this Loan Agreement and the making of each Advance hereunder:

a.   Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

b.   Borrower has the corporate power to enter into and perform this Loan Agreement and to borrower hereunder and has taken all necessary corporate actions to authorize the borrowings upon the terms and conditions of this Loan Agreement and to authorize the borrowings upon the terms and conditions of this Loan Agreement and to authorize the execution, deliver and performance of this Loan Agreement in accordance with its terms; and

c.   This Loan Agreement and the Promissory Note are valid and legally enforceable against the Borrower in accordance with their terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally.

7.  Covenants.

a.   In the event of a sale, merger, consolidation, reorganization or similar transaction or series of transactions as a result of which the stockholders of Borrower immediately prior to such transaction or series of transactions hold less than a majority of the equity entitled to vote in the election of directors of Borrower (a “Change of Control”) or an Initial Public Offering (an “IPO”), Lender may at any time thereafter, with or without notice to the Borrower, terminate its commitment hereunder, and declare the Promissory Note, together with accrued interest thereon and any other amounts payable hereunder to be, and the Promissory Note and all such amounts shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;

b.   So long as this Loan Agreement shall remain in effect, Borrower shall not, without the consent of Lender, consolidate or merge with or into any other person or convey, transfer or lease all or substantially all of its assets to any person or entity; and

c.   So long as this Loan Agreement shall remain in effect, the Borrower shall not mortgage, lease or allow any liens upon its properties except liens which have not matured (including any which Borrower is contesting in good faith by adequate proceedings).

8.   Events of Default. Each of the following, if unremedied, shall constitute an event of default under this Loan Agreement

a.   Borrower’s default in the payment when due of any principal balance under this Loan Agreement or of any Advance;

b.   Borrower’s default for five (5) days in the payment when due of any interest under this Loan Agreement or of any Advance;

c.   Borrower’s consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets due to Borrower’s inability to meet debts,

d.   or Borrower’s filing of bankruptcy;

e.   The filing against Borrower of any receivership, bankruptcy or other similar proceedings unless same is stayed or dismissed within sixty (60) days;

f.   Any material misrepresentation or omission made by Borrower in this Loan Agreement; and Borrower’s failure to observe or perform any covenant contained in this Loan Agreement.

In the event of default, the maturity dates of the Promissory Note, if any, shall be accelerated, Lender shall have the right to demand payment by Borrower of any and all funds outstanding under this Loan Agreement, and Lender’s commitment shall terminate immediately.

9. Increased Costs. If Lender’s cost of borrowing is increased by an amount deemed by Lender in its sole discretion to be material, Lender will provide notice thereof to Borrower as soon as practicable and Borrower shall compensate Lender for all such increased costs. Borrower may, upon receiving such a notice, terminate any applicable Advance upon payment of all outstanding amounts owed with respect thereto, including increased costs accrued to the date of such termination and owing to Lender pursuant to the foregoing. Any certificate of Lender in respect of the foregoing will be conclusive and binding upon the Borrower, absent manifest error, provided that the Lender shall determine the amounts owing to it in good faith using any reasonable averaging and attribution methods.

10. Attorneys’ Fees. In the event of any litigation or other action to enforce Borrower’s obligations hereunder, Lender shall be entitled to recover, in addition to any other damages, its reasonable attorneys’ fees, and all other costs and expenses incurred in connection with such litigation or action.

11. Notices. The parties shall send notices in writing, references this Loan Agreement. Notices shall be deemed given when: (i) delivered personally; (ii) one (1) day after having sent by facsimile, with a copy sent promptly by registered or certified mail, return receipt requested, postage prepaid; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with a nationally recognized overnight carrier, with written verification of receipt. Notice shall be given to the parties to the addressees set forth below (or to such other addressee as a party subsequently designates):

If to Jain Investments LLC:

Attn: Vinay Jain, Manager

Two Lincoln Centre

5420 LBJ Freeway, Ste 410

Dallas, Texas 75240

214.593.0500

214.594.0002 fax

If to Arog Pharmaceuticals, Inc.:

Attn: Vinay Jain, Chief Executive Officer

Two Lincoln Centre

5420 LBJ Freeway, Ste 410

Dallas, Texas 75240

214.593.0500

214.594.0002 fax

12.   Miscellaneous.

a.   This Loan Agreement and the rights, duties and obligations contained herein shall be solely for the benefit of the parties hereto and their permitted assignees and transferees, and no third person or entities shall have any rights hereunder as a third-party beneficiary, or otherwise.

b.   Borrower shall not assign any of its rights or duties under this Loan Agreement or the Promissory Note, whether voluntarily or by operation of law, without Lender’s prior written consent.

c.   Any provision of this Loan Agreement which is invalid, illegal or unenforceable in any respect in any given instance in any jurisdiction shall, as to such instance and jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without in any way affecting the validity, legality or enforceability of the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any instance in any jurisdiction shall not invalidate or in any way affect the validity, legality or enforceability of such provisions in any other instance or in any other jurisdiction. A waiver by either party with respect to the breach of any provision hereof shall not be deemed a waiver of any other provision in this Loan Agreement or of a subsequent breach of the same provision.

d.   This Loan Agreement, together with the attached exhibits, constitutes the entire agreement between the parties hereto with respect to its subject matter and supersedes all prior and contemporaneous written or oral agreements or promises. This Loan Agreement shall be modified only by a written instrument executed by both parties.

e.   Section headings are inserted in this Loan Agreement for convenience of reference only and shall not be used to construe any provision hereof.

f.   This Loan Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes

g.   In the event any interest is paid on the Promissory Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the Promissory Note.

h.   This Loan Agreement and the Promissory Note shall be construed in accordance with and governed in all other respects by the internal substantive laws of the State of Texas without regard to its provisions concerning choice of law.

13.            WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first above written.

LENDER: Jain Investments LLC

By:	/s/ Vinay K. Jain
Vinay K. Jain, Manager

BORROWER: Arog Pharmaceuticals, Inc.

By:	/s/ Vinay K. Jain
Vinay K. Jain
Chief Executive Officer

SIGNATURE PAGE TO LOAN AGREEMENT

EXHIBIT A

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned promises and agrees as follows:

1.   Promise to Pay. For value received, Arog Pharmaceuticals, Inc. (“Borrower”) promises to pay to the order of Jain Investments, LLC (“Lender”), at the address of Lender at Two Lincoln Centre, 5420 LBJ Freeway, Ste 410, Dallas, Texas 75240, the principal sum of each cash advance (each an “Advance”) made by Lender to Borrower pursuant to the terms and conditions as set forth in the Loan Agreement by and between the Borrower and Lender dated September 8, 2017, as same may be amended form time to time (the “Loan Agreement”). Said Loan Agreement is incorporated herein as if fully set forth. Terms defined in the Loan Agreement are used herein with the same meaning.

2.   Borrower promises to pay interest on each Advance from the date of such Advance to the date of repayment in full of such Advance on the dates and at the rate or rates provided for in the Loan Agreement.

3.   Reference is made to the Loan Agreement for provisions regarding demand, prepayment, default and acceleration of maturity. All payments of principal and interest shall be made in lawful money of the United States.

4.   Borrower hereby authorizes Lender to endorse on the grid attached hereto Schedule A the date and principal amount of each Advance, each endorsement to be binding on the Borrower absent manifest error; provided that Lender’s failure to make any such endorsement shall not affect Borrower’s obligation to repay each Advance and to pay interest accrued thereon and other sums payable hereunder. The aggregate principal amount of all Advances outstanding at any time under this Promissory Note shall not exceed Four Million and No/100 Dollars ($4,000,000) at any one time.

5.   Borrower specifically and knowingly waives any right to offset or any other similar defense to this Promissory Note, and Borrower waives presentment, notice of nonpayment or dishonor, protest, notice of protest, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of this Promissory Note.

6.   This Promissory Note shall be governed and construed in accordance with the internal substantive laws of the State of Texas, exclusive of its provisions regarding conflicts of law.

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Promissory Note

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note as of the day and year set forth above.

BORROWER: Arog Pharmaceuticals, Inc.

By:
Name:	Vinay K. Jain
Title:	President

Schedule A to Promissory Note

SCHEDULE A TO PROMISSORY NOTE

Arog Pharmaceuticals, Inc.

Date of Advance	Amount of Advance	Principal Balance	Date of Advance	Amount of Advance	Principal Balance
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$
	$	$		$	$

Schedule A to Promissory Note